ZALICUS INITIATES PHASE 1 CLINICAL TRIAL OF Z944

$8.5 Million Draw on Secured Credit Facility to Advance Ion Channel Development

CAMBRIDGE, Mass. – December 19, 2011 – Zalicus Inc. (NASDAQ: ZLCS) a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases, today announced the initiation of a Phase 1 clinical trial evaluating the pharmacokinetics and safety of Z944, a novel oral T-type calcium channel blocker with demonstrated preclinical potential for the treatment of acute and inflammatory pain. In addition, Zalicus has drawn the remaining $8.5 million from its $20.0 million secured credit facility with Oxford Finance to fund ion channel clinical development.

"I am encouraged by the progress we are making in moving our ion channel candidates into clinical development. Z944, a T-type calcium channel blocker, is the second clinical study emanating from our ion channel discovery platform this month, following closely on the heels of Z160, an N-type calcium channel blocker, which initiated Phase 1 studies earlier in December” said Mark H.N. Corrigan, MD, CEO of Zalicus. “We look forward to reporting data from these Phase 1 studies in 2012" commented Mark H.N. Corrigan, MD, President and CEO of Zalicus.

About Zalicus

Zalicus Inc. (Nasdaq: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus applies its selective ion-channel modulation platform and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidate Z944, its potential and the plans for its clinical development, the Zalicus selective ion channel modulation technology, and related preclinical product candidates, Zalicus’s combination drug discovery technology, cHTS, and its other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the development and regulatory approval of Zalicus’s product candidates, the unproven nature of the Zalicus drug discovery technologies, the ability of the Company to initiate and successfully complete clinical trials of its product candidates, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus's annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com

(c) 2011 Zalicus Inc. All rights reserved.

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